Exhibit 99.1

August 10, 2005

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR SECOND QUARTER 2005 AND FIRST HALF OF 2005

HOUSTON, Texas (August 10, 2005) - MAXXAM Inc. (AMEX: MXM) reported today a net loss of $9.6 million, or $1.60 per share loss, for the second quarter of 2005, compared to a net loss of $5.3 million, or $0.89 per share loss, for the same period a year ago. Net sales for the second quarter of 2005 totaled $87.2 million, compared to $92.5 million in the second quarter of 2004.

For the first six months of 2005, MAXXAM reported a net loss of $23.8 million, or $3.98 per share loss, compared to a net loss of $25.6 million, or $4.29 per share loss, for the same period of 2004. Net sales for the first six months of 2005 were $170.2 million, compared to $161.4 million for the first six months of 2004.

MAXXAM reported operating income of $6.5 million for the second quarter of 2005 and $9.3 million for the first six months of 2005, compared to operating income of $9.1 million and $2.5 million for the comparable periods in 2004.

FOREST PRODUCTS OPERATIONS

Net sales for forest products operations decreased to $46.9 million for the second quarter of 2005, as compared to $56.2 million for the second quarter of 2004. The $9.3 million decrease in net sales was due to a decline in lumber shipments during the quarter, compounded by an unfavorable shift in lumber sold from redwood lumber to lower-priced, common grade Douglas-fir lumber. Additionally, there was an approximate 24% decline in the average sales price of common grade Douglas-fir during the second quarter, as compared to the same period in 2004.

Operating results declined by $5.6 million for the second quarter of 2005, compared to the same period in 2004, primarily due to decreased net sales, higher harvesting, hauling, and production costs, and a significant increase in legal and other professional fees principally relating to the efforts of Scotia Pacific Company LLC (Scotia LLC) to pursue a negotiated restructuring of the Timber Collateralized Notes (Timber Notes).

REAL ESTATE OPERATIONS

Net sales and operating income for the real estate operations for the second quarter of 2005 increased by $6.3 million and $2.1 million, respectively, as compared to the same period in 2004, primarily due to increased lot sales at the Company's Fountain Hills development.

RACING OPERATIONS

Net sales and operating income for the Company's racing operations declined $2.3 million and $0.1 million, respectively, for the second quarter of 2005, as compared to the same period in 2004, principally due to a reduction in the number of live racing days at Sam Houston Race Park.

CORPORATE

The Corporate segment's results improved from a loss of $1.5 million in the second quarter of 2004 to a loss of $0.5 million in the second quarter of 2005, primarily due to a $2.2 million benefit recognized in the second quarter of 2005 related to changes in stock-based compensation expense, which is adjusted as the market value of the Company's common stock changes, partially offset by increased legal and professional fees.

PALCO - SCOTIA LLC LIQUIDITY UPDATE

Prior to the issuance of this press release, MAXXAM filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. The Condensed Notes to Financial Statements and other sections of the Form 10-Q discuss how the cash flows of The Pacific Lumber Company (Palco) and Scotia LLC, indirect subsidiaries of MAXXAM, have been materially adversely affected by the ongoing regulatory, environmental and litigation matters faced by Palco and Scotia LLC.

On April 19, 2005, Palco and Britt Lumber Co., Inc (a wholly owned subsidiary of Palco) closed a five-year $30 million secured, asset-based revolving credit facility (Revolving Credit Facility) and a five-year $35 million secured term loan (Term Loan). The Term Loan was fully funded at closing and approximately $10.8 million of the funds from the Term Loan were used to pay off amounts outstanding under the previous credit agreement. Palco estimates that its cash flow from operations will not provide sufficient liquidity to fund its operations until the fourth quarter of 2006. Accordingly, Palco expects to be dependent on the funds available under the Revolving Credit Facility and existing unrestricted cash and marketable securities ($35.4 million as of June 30, 2005) to fund its working capital requirements in 2005 and 2006. As a result of credit rating actions related to Palco, in July 2005, Palco was required to post a $9.9 million letter of credit to secure its workers compensation liabilities, reducing Palco's availability under the Revolving Credit Facility to $5.3 million.

The estimates of Scotia LLC had indicated that its cash flows from operations, together with its Line of Credit, and other available funds, would likely be inadequate to pay all of the interest due on the July 20, 2005, payment date for the Timber Notes. When it became apparent that Scotia LLC's estimates would prove correct, Scotia LLC requested that Palco make an early payment, equal to the shortfall of $2.2 million, in respect of certain logs that had already been delivered to and purchased by Palco from Scotia LLC. Palco approved and delivered the early log payment, which allowed Scotia LLC to fund the July 20, 2005, cash shortfall and pay all of the $27.9 million of interest due ($25.9 million net of interest due in respect of Timber Notes held by Scotia LLC).

In March 2005, UBS Securities LLC (UBS) agreed to assist Scotia LLC in seeking to restructure its obligations with respect to the outstanding Timber Notes. Scotia LLC has advised the Company that it intends to pursue a negotiated restructuring of the Timber Notes and the Company believes that Scotia LLC, and as necessary, Palco, will be required to file under Chapter 11 of the Bankruptcy Code in order to accomplish a negotiated restructuring consistent with management's expectations as to future harvest levels and cash flows. On August 1, 2005, Scotia LLC announced the broad outlines of a potential restructuring plan proposal made to the Noteholder Committee, to be accomplished through confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code. The principal terms of the proposal include, among other things, the issuance of new senior secured notes in an aggregate principal amount of $300 million and transfer of 90% of the ownership of the reorganized Scotia LLC to holders of the Timber Notes (Noteholders). Neither these, nor any other proposed restructuring terms, have been agreed to by Palco, or any Noteholders, nor can there be any assurance that any of these terms will be agreed upon, that there will be an agreement, or, if there is an agreement, what the terms will be of any such agreement. There can be no assurance that Scotia LLC will be successful in its efforts to restructure its Timber Notes.

Scotia LLC and UBS have conducted extensive reviews and analyses of Scotia LLC's assets, operations and prospects. As a result of these extensive reviews and analyses, Scotia LLC's management has concluded that, in the absence of significant regulatory relief and accommodations, Scotia LLC's timber harvest levels and cash flows from operations will in future years be substantially below both historical levels and the minimum levels necessary in order to allow Scotia LLC to satisfy its debt service obligations in respect of the Timber Notes. Scotia LLC's management has also concluded that its cost structure will have to be reduced in line with these anticipated reductions in harvest levels and cash flows. To the extent that Scotia LLC is unable to achieve a negotiated restructuring of its Timber Notes consistent with management's expectations as to future harvest levels and cash flows, the Company expects that Scotia LLC, and as may be required, Palco, will be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

152-103001

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)
Net sales:
Forest products	$46.9	$56.2	$94.2	$99.6
Real estate	30.1	23.8	52.9	34.8
Racing	10.2	12.5	23.1	27.0
	87.2	92.5	170.2	161.4

Costs and expenses	(80.7)	(83.4)	(160.9)	(158.9)

Operating income (loss):
Forest products	(3.1)	2.5	(5.9)	2.2
Real estate	11.0	8.9	17.7	7.1
Racing	(0.9)	(0.8)	(1.1)	(0.2)
Corporate	(0.5)	(1.5)	(1.4)	(6.6)
	6.5	9.1	9.3	2.5

Other income (expense):
Investment, interest and other income	4.3	3.9	5.5	9.0
Interest expense, including write-off of Deferred Financing Costs	(20.4)	(18.3)	(38.6)	(37.1)
Loss before income taxes	(9.6)	(5.3)	(23.8)	(25.6)
Provision for income taxes	-	-	-	-
Net loss	$(9.6)	$(5.3)	$(23.8)	$(25.6)

Basic and diluted loss per common and common
equivalent share	$(1.60)	$(0.89)	$(3.98)	$(4.29)